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                                                                    Exhibit 23.1




                        Consent of Independent Auditors





We consent to the incorporation by reference in the Form S-4 registration statement of Tele-Communications, Inc. of our reports, dated March 21, 1994, relating to the consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993, and the related financial statement schedules, which reports appear in the December 31, 1993 Annual Report on Form 10-K of Tele-Communications, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.





                                             KPMG PEAT MARWICK




Denver, Colorado
May 18, 1994